Exhibit 99.1

FIRST QUARTER FY2018 REVENUES AND EARNINGS FOR GREYSTONE LOGISICS, INC.

Tulsa, OK 10/17/17—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports record sales and income for the first quarter of fiscal year 2018.

Sales for the three months ended August 31, 2017 were $10,287,075 compared to $7,844,261 in prior year ending August 31, 2016 for an increase of $2,442,814, a 31% increase. Sales to Greystone’s major customers for the quarter ending August 31, 2017, were 73% of total sales compared to 66% in the same period last year. Greystone’s net income was $530,282 for the quarter ending August 31, 2017 compared to $27,008. Greystone recorded net income attributable to common stockholders for the quarter ending August 31, 2017 of $374,708, or $.01 per share, compared to a net loss attributable to common stockholders of $(117,439), or $(0.00) per share in the prior year quarter.

Warren Kruger CEO stated, “Our board is pleased with the results of the first quarter ended August 31, 2017. I credit the hard work of the entire organization for their continued diligence and high performance. Much of the increase in sales during this quarter was demand for pallets being manufactured and sold to a lease pool customer that rents the pallets in the U.S. and Canada. During the quarter, one new machine was placed into production to accommodate growing demand for Greystone’s products. Unfortunately, Hurricane Harvey will cause short-term upward pressure on polyethylene pricing including the recycled market. We expect this increased movement to abate when normal polyethylene production comes back on line. “

Greystone Logistics is a “Green” manufacturing company that reprocesses and sells recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin. The combination of strength, standardization, ease of cleaning, and recyclability are driving customer conversion from wood to plastic. Greystone has the best engineered injection molded pallet line in the world with innovative designs allowing superior racking strength, high coefficient of friction anti-skid solutions, proprietary freezer additives allowing for use in environments of -30 degrees Fahrenheit, and utilizing 100% recycled and recyclable plastic content.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2017.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Three Months Ended August 31, 2017 and 2016

	2017	2016
Net Income	$530,282	$27,008
Income Taxes	220,880	(18,850)
Depreciation and Amortization	778,911	527,816
Interest Expense	324,677	236,631
EBITDA (A)	$1,854,750	$772,605

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

http://www.greystonelogistics.com